                                                                   EXHIBIT 10.34

                      PENSION BENEFITS FOR DAVID N. WEIDMAN

         The following is a description of the pension benefits to which David
N. Weidman, President and Chief Executive Officer of Celanese Corporation (the
"Company") will be entitled to participate as part of his compensation package with the Company, as described in Mr. Weidman's employment agreement (the
"Employment Agreement"), which will be filed with the Securities and Exchange
Commission as Exhibit 10.25 to the Form 10-K to be filed for the fiscal year ended December 31, 2004. This description is provided pursuant to Item
601(b)(10)(iii) of Regulation S-K.

         Pursuant to the terms of the Employment Agreement, Mr. Weidman is entitled to participate in the same pension benefit formula on substantially similar terms as the members of the board of managers for Celanese AG, the
Company's indirect subsidiary, as summarized below.

         The promised pension benefit becomes fully vested once Mr. Weidman attains five (5) years of Company service and is paid after Mr. Weidman leaves the Company and reaches the age of 60. The amount of the pension is calculated as the product of the escalation factor of 1.8%, the number of qualifying years of service and the pensionable income. In this calculation the number of qualifying years of service is limited to 30. Consequently, the maximum figure is 54% of the pensionable income. Qualifying years of service are all complete years of service since September 1, 2000, spent in Celanese Corporation and its subsidiaries and in Hoechst Aktiengesellschaft and its subsidiaries.

         The pensionable income is calculated as the sum of the average basic annual salary of the last three calendar years prior to retirement and the average annual bonus of the last three calendar years prior to retirement insofar as these shall be qualifying years of service.

         The following are offset against this pension: (i) employer financed portion of the 401k plan administered by Celanese Americas Corporation in which
Mr. Weidman is entitled to participate; (ii) social security pension benefits acquired during qualifying years of service at a rate of 50%; (iii) all claims gained during the service years regarding the pension scheme financed by
Celanese AG; and (iv) equivalent annuities for capital payments from Celanese AG or supra-company savings schemes or pension schemes to the extent that they are financed by Celanese AG and are in respect of qualifying years of service.
Capital payments deferring from the start of pension benefit payments are adjusted upwards until the beginning of pension benefit payments by applying an appropriate rate of interest geared to the capital market.

         In the event of an early disability, the pension benefit is paid for the duration of the disability. From the age of 60 onwards, the payment is continued at the same level as an old-age pension in case the disability persists. In the event of death, the pension is to be paid to the spouse and unmarried children entitled to maintenance. Certain other Celanese AG-financed benefits, if any, granted in this case are offset against the survivors'
pension.

         The pension benefit is adjusted annually, the adjustment being based on the cost-of-living index in the country from which the pension payment is made.
A vested right to a pension is granted in the case of premature termination of employment according to German law, but for no longer than 10 countable service years.

         In case of termination of the Employment Agreement by the Company prior to the beneficiary having reached age 60 and without due cause for immediate dismissal or if there has been no agreement to extend the Employment Agreement, the pension benefit becomes payable upon reaching age 55 instead of 60. The pension benefit, however, will be reduced linearly by 0.5% for each month between the date of commencement of the pension benefit and that date on which
Mr. Weidman would attain 60 or the requirements of the "85-points-rule" are met, whereby Mr. Weidman attains the age of 55 and his age plus the number of years'
service totals at least 85.